Exhibit 4.62

EXECUTION COPY

STRATEGIC OPPORTUNITIES AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made as of this 13th day of October 2005,

BETWEEN:

CANWEST MEDIAWORKS (CANADA) INC., a corporation governed by the federal laws of Canada, as a general partner for and on behalf of CANWEST MEDIAWORKS LIMITED PARTNERSHIP, a Limited Partnership governed by the laws of the Province of Ontario,

(the “Limited Partnership”)

- and -

CANWEST GLOBAL COMMUNICATIONS CORP., a corporation governed by the federal laws of Canada,

(“CanWest”).

RECITAL:

In consideration of the premises and the mutual covenants and agreements herein contained and for $20 and other good and valuable consideration, the sufficiency of which is mutually acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Wherever used in this Agreement, the following words and terms will have the meanings set out below:

“Acquisition Agreement” means the acquisition and investment agreement dated the date hereof between, amongst others, CanWest, CMI and the Limited Partnership, pursuant to which the Limited Partnership has agreed to purchase substantially all of the Canadian print and on-line media businesses (other than the National Post) and certain ancillary and supporting businesses, from CMI.

“Acquisition Closing” means the completion of an acquisition by a CanWest Company of an Acquired MediaWorks Competing Business from CanWest.

“Acquired MediaWorks Competing Business” has the meaning given to that term in 2.2(f).

“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and with reference to CanWest for the purposes of this Agreement means all such Affiliates other than the MediaWorks Entities.

“Agreement” means this Strategic Opportunities Agreement including all Schedules attached to this Agreement, all as may be amended from time to time.

“Arbitration Procedures” means the arbitration procedures set out in Schedule 3.1.

“Business Day” means a day other than a Saturday or Sunday, on which the principal commercial banks in the Cities of Toronto and Winnipeg are open for business during normal banking hours.

“CanWest Companies” means CanWest and its Canadian Subsidiaries other than the General Partner, the Limited Partnership and their respective Subsidiaries.

“CMI” means CanWest Media Inc.

“control” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Fund” means the CanWest MediaWorks Income Fund, a trust established under the laws of the Province of Ontario.

“General Partner” means CanWest MediaWorks (Canada) Inc.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, agents, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal, stock exchange or dispute settlement panel or other law, rule or regulation-making entity:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory, state or other geographic or political subdivision thereof; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“GP Shares” means common shares in the capital of the General Partner.

“Independent Directors” means the directors of the General Partner who are not nominees of CMI.

“MediaWorks Competing Business” means any of the following businesses in each case the principal target market for which is within Canada:

(a)	an electronic or print newspaper;

(b)	any other electronic; or print news publication which is competitive with the business of the Limited Partnership;

(c)	an Internet website or portal providing news which is competitive with the business of the Limited Partnership;

(d)	an electronic information storage and retrieval business for newspapers and other print media.

“MediaWorks Competitor” means a Person other than the Limited Partnership or a Subsidiary of the Limited Partnership engaged in a MediaWorks Competing Business.

“MediaWorks Entity” means any of the Limited Partnership, the General Partner and any of their respective Subsidiaries, and “MediaWorks Entities” means any two or more of such entities.

“Notice” has the meaning given to that term in Section 6.1.

“Parties” means CanWest and the Limited Partnership and “Party” means either one of them as the context indicates.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Subsidiary” of any Person means, at the time such determination is being made, any Affiliate of such Person that is controlled by such Person.

“Taxes” includes taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Trust” means CWMW Trust, a trust established under the laws of the Province of Ontario.

“Units” means the limited partnership units in the capital of the Limited Partnership.

1.2	Certain Rules of Interpretation

In this Agreement and the Schedules:

(a)	Time - time is of the essence in the performance of the Parties’ respective obligations;

(b)	Currency - unless otherwise specified, all references to money amounts are to Canadian currency;

(c)	Headings - descriptive headings of Articles and sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of those Articles or sections;

(d)	Singular, etc. - use of words in the singular or plural, or with a particular gender, will not limit the scope or exclude the application of any provision of this Agreement to that person or those persons or circumstances as the context otherwise permits;

(e)	Consent - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of that approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent;

(f)	Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g)	Business Day - whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, that payment will be made or action taken on the next Business Day following that day; and

(h)	Inclusion - where the words “including” or “includes” appear in this Agreement, they mean “including (or includes) without limitation”.

(i)	Principal Target Market - References to a “principal target market” mean to the principal target market for consumers and advertisers. The principal target market will be Canada if the majority of the revenue of the business is derived from Persons resident in Canada. The principal target market will be other than Canada if the majority of revenue of the business is derived from Persons resident outside of Canada.

1.3	Entire Agreement

This Agreement, together with the Acquisition Agreement and other agreements and documents to be delivered pursuant to the Acquisition Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement or in those other Agreements. No supplement, modification or waiver or termination of this Agreement will be binding unless executed in writing by the Party to be bound thereby.

1.4	Applicable Law

This Agreement will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and will be treated, in all respects, as an Ontario contract.

1.5	Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule 2	- Sale Procedures

Schedule 3.1	- Arbitration Procedures

ARTICLE 2

ACTIVITIES OF CANWEST

2.1	Restriction on Interests in a Competing Businesses

Except as expressly provided in this Agreement, none of the CanWest Companies will start up, acquire, or own any equity interest in or operate, or permit the name “CanWest” or “MediaWorks” to be used by a Person, other than a MediaWorks Entity, engaged in the operation of a MediaWorks Competing Business.

2.2	Exceptions

Nothing in this Agreement shall prohibit or restrict a CanWest Company from:

(a)	starting up, acquiring, or owning any financial or equity interest in or providing any management, operating or advisory services to or allowing its name to be used in connection with or having any other interest in: (i) an electronic or print newspaper or other electronic or print news publication; (ii) an internet website or portal providing news which is competitive with the business of the Limited Partnership; or (iii) an electronic information storage and retrieval business for newspaper, television and/or radio or any ancillary business related thereto, in each case the principal target market for which is other than Canada, notwithstanding the fact that (1) any such publication (including electronic editions thereof) may be printed, compiled, produced and/or distributed in Canada, or (2) any such Internet website or portal or electronic information or storage and retrieval business may be accessible within Canada;

(b)	owning and operating The National Post Company or, subject to subsection 2.2(f), having any interest in a entity which owns and operates the National Post or any successor to the National Post whether not that entity also owns and operates a MediaWorks Competing Business;

(c)	holding or purchasing the debt securities or preferred shares of a MediaWorks Competitor or the common shares or units of a MediaWorks Competitor, provided that the common shares or units of the MediaWorks Competitor held by the CanWest Companies collectively do not exceed twenty percent (20%) of the issued and outstanding common shares or units of the MediaWorks Competitor;

(d)	providing any operating, advisory or other services to a Person, whether or not such Person is a MediaWorks Competitor;

(e)	acquiring any assets from the Limited Partnership provided the sale and terms of sale have been approved by a majority of the Independent Directors; or

(f)	acquiring or owning more than 20% of the issued and outstanding common shares or units of, or operating a MediaWorks Competing Business (an “Acquired MediaWorks Competing Business”) provided the CanWest Company offers to sell the Acquired MediaWorks Competing Business or interest therein to the Limited Partnership and complies with the procedures set out in Schedule 2.

ARTICLE 3

DISPUTE RESOLUTION

3.1	Arbitration

The Parties agree that arbitration shall be the sole means of resolving any dispute, difference, controversy or claim arising out of or relating to this Agreement, including, its breach, interpretation, termination or validity (“Dispute”) except as specifically provided in this Agreement. In the event that the Parties are unable to settle any Dispute, either Party may refer the Dispute to arbitration in accordance with the Arbitration Procedures, provided that nothing in this Section 3.1 will preclude a Party from seeking interim relief by way of an injunction (mandatory or otherwise) or other interim equitable relief in the Ontario Superior Court in connection with this Agreement which court will have exclusive jurisdiction in respect of all such matters.

ARTICLE 4

TERM AND TERMINATION

4.1	Term

This Agreement shall continue until it is terminated in accordance with Section 4.2, 4.3 or 4.4.

4.2	Automatic Termination

This Agreement will terminate automatically and without prior Notice to or from either Party if the CanWest Companies, individually or collectively, hold less than twenty percent (20%) of the issued and outstanding Units and GP Shares.

4.3	Termination by CanWest

CanWest may terminate this Agreement:

(a)	immediately without prior Notice if the General Partner or the Limited Partnership institutes or consents to the institution against it of any bankruptcy, insolvency or similar proceedings, or if either of the General Partner or the Limited Partnership makes a general assignment for the benefit of its creditors, or a liquidator, trustee in bankruptcy, receiver or receiver manager is appointed over a substantial or material part of the General Partner’s or the Limited Partnership’s assets; or

(b)	upon thirty (30) days Notice in the event that in any twenty-four (24) month period, the Limited Partnership and/or the General Partner and their respective Subsidiaries have sold or agreed to sell assets (other than to a Subsidiary of the Limited Partnership or the General Partner) which, on a consolidated basis, constitute more than fifty percent (50%) of the assets of the Limited Partnership (measured either by the book value of the assets or the contribution of such assets to the earnings of the Limited Partnership), calculated from the commencement of the twenty-four (24) month period.

4.4	Termination by the Limited Partnership

The Limited Partnership may terminate this Agreement immediately without prior Notice:

(a)	if a majority of the Independent Directors have voted affirmatively to authorize the termination; or

(b)	if CanWest institutes or consents to the institution against it of any bankruptcy, insolvency or similar proceedings, or if CanWest makes a general assignment for the benefit of its creditors, or a liquidator, trustee in bankruptcy, receiver or receiver manager is appointed over a substantial or material part of CanWest’s assets.

4.5	Survival of Certain Obligations

The provisions of Article 3 shall survive the termination of this Agreement.

ARTICLE 5

ENFORCEMENT

5.1	Enforcement

The Parties acknowledge that breach of the terms of this Agreement would cause serious and irreparable damage and harm and that remedies at law would be inadequate to protect against breach of this Agreement, and agree in advance to the granting of injunctive relief for any breach of the provisions of this Agreement and to the specific enforcement of the terms of this Agreement, without proof of actual damages, and without the requirement to post a bond or other security, in addition to any other remedy to which a Party would be entitled.

ARTICLE 6

GENERAL

6.1	Notices

Any notice or other writing required or permitted to be given under this Agreement (a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by pre-paid courier or if transmitted by facsimile, e-mail (with receipt noted) or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to the Limited Partnership at:

c/o of CanWest MediaWorks (Canada) Inc.

Attention:	President
Fax:	416-442-5621
E-mail:	PViner@canwest.com

(b)	in the case of a Notice to CanWest at:

CanWest Global Communications Corp.

3100 CanWest Global Place

201 Portage Avenue

Winnipeg, MB R3B 3L7

Attention:	Richard Leipsic
Copy to:	Tom Strike
Fax:	204-947-9841
E-mail:	RLeipsic@canwest.com
TStrike@canwest.com

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section 6.1. Any Notice delivered to the Party to whom it is addressed as provided above will be deemed to have been given and received on the day it is so delivered at that address, provided that if that day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid courier will be deemed to have been given and received on the second Business Day following the date of its sending. Any Notice transmitted by facsimile, email or other form of recorded communication will be deemed given and received on the first Business Day after its transmission.

6.2	Assignment

Neither Party shall transfer or assign this Agreement or any of its rights or obligations hereunder, except that the Limited Partnership (and the General Partner as a partner thereof) may transfer or assign this agreement and its rights and obligations under this Agreement to an Affiliate and each Party may assign this Agreement as security for any secured obligation of such Party.

6.3	Further Assurances

The Parties will, with reasonable diligence, do all reasonable things and provide all reasonable assurances as may be required to facilitate the transactions contemplated by this Agreement, and each Party will provide all further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.4	Invalidity of Provisions

Each provision of this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any provision or part by a court of competent jurisdiction will not affect the validity, legality or enforceability of any other provision. Any invalid, illegal or unenforceable provision will, to the extent permitted by law, be severed and replaced by a valid provision which comes closest to the intention underlying the invalid, illegal or unenforceable provision by mutual agreement of the Parties.

6.5	Subsidiaries

Each of the Parties shall cause its respective Subsidiaries to comply with the terms of this Agreement and each Party shall be liable to the other Party for any failure of any of its Subsidiaries to comply with the provisions of this Agreement.

6.6	Osler, Hoskin & Harcourt LLP Acting for More Than One Party

Each of the Parties to this Agreement has been advised and acknowledges to each other and to Osler, Hoskin & Harcourt LLP (“Osler”) that (a) Osler is acting in connection with this Agreement (and all other agreements between the Parties being entered into as part of the offering of securities being undertaken by the Fund) as counsel to and jointly representing CanWest, the General Partner and the Limited Partnership (each a “Client” and, collectively, “Clients”), (b) in this role, information disclosed to Osler by one Client will not be kept confidential and will be disclosed to all Clients and each of the Parties consents to Osler so acting, and (c) should a conflict arise between any Clients, Osler may not be able to continue to act for any of such Clients.

6.7	Limited Liability of Limited Partners of the Limited Partnership

The Parties acknowledge that the Limited Partnership is a Limited Partnership formed under the laws of the Province of Ontario, a Limited Partner of which is liable for any liabilities or losses of the Limited Partnership only to the extent of the amount that such Limited Partner has contributed, or agreed to contribute, to the capital of the Limited Partnership and such Limited Partner’s pro rata share of any undistributed income. The Parties further acknowledge that the General Partner is the sole general partner of the Limited Partnership.

6.8	Counterparts

This Agreement may be signed in counterparts and each counterpart constitutes an original document and the counterparts, taken together, constitute one and the same instrument. Delivery of counterparts may be made by facsimile transmission.

IN WITNESS WHEREOF the Parties have executed this Agreement.

CANWEST GLOBAL COMMUNICATIONS CORP.

By:
John Maguire
Chief Financial Officer

By:
Richard Leipsic
Vice-President and General Counsel

CANWEST MEDIAWORKS (CANADA) INC. as general partner for and on behalf of CANWEST MEDIAWORKS LIMITED PARTNERSHIP

By:
Peter Viner
President and Chief Executive Officer

By:
Douglas Lamb
Executive Vice President and Chief Financial Officer

SCHEDULE 2

SALE PROCEDURES

The Parties shall comply with the following procedures in the event CanWest offers to sell the Acquired MediaWorks Competing Business to the Limited Partnership.

1.	As soon as practicable following the Acquisition Closing, the CanWest Company shall provide Notice to the Limited Partnership of the Acquisition Closing and shall offer to sell the Acquired MediaWorks Competing Business to the Limited Partnership at a price payable in cash equal to the Acquisition Cost or, at CanWest’s option, in Units with a value equal to the Acquisition Cost, adjusted, as determined by CanWest acting reasonably, for any costs or benefits of any required or desirable changes in the sale structure, and otherwise on substantially the same terms and conditions as CanWest purchased the Acquired MediaWorks Competing Business (the “CanWest Offer”).

2.	The Limited Partnership shall have thirty (30) Business Days from the date of the Notice from the CanWest Company of the Acquisition Closing to accept or reject the CanWest Offer, during which time the CanWest Company will provide the Limited Partnership with such information respecting the Acquired MediaWorks Competing Business that would permit a reasonable prospective purchaser of such business to assess the merits of an acquisition.

3.	The CanWest Offer shall be presented to the directors of the Limited Partnership which shall determine to accept or reject the CanWest offer. The directors of the General Partner who are nominees of CMI shall abstain from voting in respect of any decision relating to the acquisition of an Acquired MediaWorks Competing Business, including, for greater certainty, the financing of the acquisition. No CanWest Company shall take any action to prevent or delay the Limited Partnership from accepting the offer and completing the acquisition. The decision of the Board of Directors to accept or reject the CanWest Offer shall be communicated by the Limited Partnership to CanWest in writing within the thirty (30) Business Day period.

4.	If the Limited Partnership advises the CanWest Company that it accepts the CanWest Offer, subject to the satisfaction of all usual and reasonable closing conditions, the Parties shall complete the sale of the Acquired MediaWorks Competing Business to the Limited Partnership as soon as possible and in any event ten (10) Business Days following the receipt of all required governmental, regulatory and third party approvals. The CanWest Company will not provide representations and warranties as to the business and operations of the Acquired MediaWorks Competing Business, but will use all commercially reasonable efforts to assign the representations and warranties of which it is the beneficiary to the Limited Partnership and, to the extent possible, will hold in trust and pass through any such benefits if not assignable; and

5.	If the Limited Partnership does not advise the CanWest Company within such thirty (30) Business Day period that it wishes to accept the CanWest Offer, then the CanWest Offer shall be deemed to have been rejected. If the CanWest Offer is or is deemed rejected, the CanWest Company may:

(i)	retain, own and operate the Acquired MediaWorks Competing Business; or

(ii)	sell the Acquired MediaWorks Competing Business to a third party provided that if the sale occurs within 12 months following the Acquisition Closing, the price and terms of the third party sale shall be not less favourable in the aggregate to the CanWest Company than the CanWest Offer.

6.	The Parties will use all reasonable commercial efforts to structure the acquisition of the Acquired MediaWorks Competing Business in a fashion which minimizes the tax and transaction costs to the Parties as a whole.

7.	For purposes of the Schedule 2;

“Acquisition Cost” means the aggregate of:

(a)	the amount of the purchase price paid by the CanWest Company for the acquired MediaWorks Competing Business (or the appropriate portion thereof if the acquisition of the acquired MediaWorks Competing Business is part of a larger transaction, as determined by CanWest acting reasonably) plus;

(b)	the actual out-of-pocket costs incurred by the CanWest Company in completing the acquisition of the acquired MediaWorks Competing Business (or the portion thereof attributable to the acquisition if the acquisition is part of a larger transaction, as determined by CanWest acting reasonably), including professional fees, investment banking fees and other direct out-of-pocket expenses; plus

(c)	the actual out-of-pocket costs incurred by the CanWest Company in completing the sale of the Acquired MediaWorks Competing Business to the Limited Partnership, including (i) professional fees and other direct out-of-pocket expenses, and (ii) subject to section 6 of this Schedule 2, any Taxes payable (other than refundable Taxes), or which would otherwise have been payable but for the availability of any tax losses, by the CanWest Company as a result of such sale to the Limited Partnership, as determined by CanWest acting reasonably.

8.	The Limited Partnership will pay all federal and provincial sales tax, goods and services tax, and all other like taxes payable in respect of its purchase of the Acquired MediaWorks Competing Business pursuant to this Agreement.

SCHEDULE 3.1

ARBITRATION PROCEDURES

1.	Definitions and Interpretation

(a)	Definitions - Unless otherwise defined in this Schedule, all capitalized terms defined in the Agreement which are used in this Schedule have the same meaning as provided for those terms in the Agreement. Where used in this Schedule, unless the context or subject matter otherwise requires, the following words and phrases will have the meaning set forth below:

“Approved Arbitrator” means a retired judge of the Ontario Superior Court or a comparably qualified individual.

“Arbitrator” means the Arbitrator appointed pursuant to Section 2 of this Schedule.

“Dispute” means any matter which a Party, in accordance with the terms of the Agreement, submits to arbitration in accordance with the terms of this Schedule.

“Procedures” means the arbitration procedures described in this Schedule.

“Schedule” means this schedule of arbitration procedures.

(b)	Governing Law and Jurisdiction - All Disputes referred to arbitration (including the scope of the agreement to arbitrate, the law relating to the enforcement of the agreement to arbitrate, any relevant limitation periods, the law governing the procedure of the arbitration, the law relating to available remedies, set-off claims, conflict of laws rules and claims to costs and interest) shall be governed by the laws of the Province of Ontario. Except as expressly provided otherwise in this Schedule or the Agreement, the provisions of the Arbitration Act, 1991 S.O. 1991 c.17 (Ontario) (the “Arbitration Act”) shall apply in respect of any arbitration conducted pursuant to this Schedule.

(c)	Time - In the computation of time under the Procedures or an order or direction given by the Arbitrator pursuant to this Schedule, except where a contrary intention appears or the Parties otherwise agree:

(i)	where there is a reference to a number of days between two events, those days shall be counted by excluding the day on which the first event happens and including the day on which the second event happens, even if they are described as clear days or the words “at least” are used;

(ii)	where the time for doing any act under this Schedule or any order or direction given by the Arbitrator expires on a day which is not a Business Day, the act may be done on the next day that is a Business Day; and

(iii)	delivery of a document or notice provided for in this Schedule or any order or direction given by the Arbitrator made after 4:00 p.m. (Toronto time) or at any time on a day which is not a Business Day, shall be deemed to have been made on the next Business Day.

2.	Commencement of Arbitration - Any Party to the Agreement (the “Applicant”) may commence arbitration for a Dispute by delivering a written notice (a “Complaint”) to the Party against whom the Applicant seeks a remedy (the “Respondent”). In the Complaint, the Applicant shall describe the substance of the Dispute and name three (3) persons whom the Applicant is prepared to appoint as arbitrator, each of such persons to be an Approved Arbitrator. Within 10 days of the receipt of the Complaint, the Respondent shall by written Notice to the Applicant appoint one of the three (3) persons named by the Applicant or provide the Applicant with a list of three (3) persons who are Approved Arbitrators. Within 10 days of receipt of the Respondent’s list, by written Notice to the Respondent, the Applicant shall appoint one (1) of such persons, or provide a further list of (3) three Approved Arbitrators. The Parties shall continue to exchange lists of three (3) Approved Arbitrators in this fashion until an Approved Arbitrator is appointed. If an Arbitrator is not appointed within 30 days of the initial receipt by the Respondent of the Complaint, either Party may apply to a judge of the Ontario Superior Court of Justice to appoint the Arbitrator on behalf of the Parties.

3.	Arbitration Procedures - The following procedures shall apply to the arbitration of any Dispute, except as the Parties may otherwise agree or as the Arbitrator otherwise directs:

(a)	Within 20 days of the appointment of the Arbitrator, the Applicant shall deliver to the Respondent and the Arbitrator a written statement (the “Claim”) concerning the Dispute setting forth, with particularity, the full names, descriptions and addresses of the Parties, the nature of the Claim, the allegations of fact supporting the Dispute submitted for arbitration and the relief or remedy sought.

(b)	Within 30 days after the delivery of the Claim, the Respondent shall deliver to the Applicant and the Arbitrator a written response (the “Answer”) to the Claim setting forth, with particularity, its position on the Dispute and the allegations of fact supporting the Answer.

(c)	If any Respondent fails to deliver an Answer within the time limit referred to in subsection 3(b) of this Schedule, that Respondent shall, subject to subsection 3(f), be deemed to have admitted the allegations of fact alleged in the Claim and have accepted the Applicant’s entitlement to the relief and remedy set out in the Claim.

(d)	Within 10 days after the delivery of any Answer, the Applicant may deliver to the Respondent and the Arbitrator a written reply (the “Reply”) to that Answer, setting forth, with particularity, its response, if any, to the Answer.

(e)

If the Respondent wants to submit any other Dispute to the Arbitrator it may, within the time provided for the delivery of the Answer to the Claim, also deliver to the Applicant and the Arbitrator a counter-complaint (the “Counter-Complaint”) setting forth, with particularity, the nature of the Counter-Complaint, the allegations of fact supporting the Counter-Complaint and the relief or remedy sought, for the Arbitrator to decide. Within 20 days of the delivery of a Counter-

Complaint, the Applicant shall deliver to the Respondent making a Counter-Complaint and the Arbitrator an Answer to such Counter-Complaint setting forth, with particularity, its position on the Counter-Complaint and the allegations of fact supporting the Counter-Complaint. If the Applicant fails to deliver an Answer to the Counter-Complaint within such 20-day period, the Applicant will be deemed, subject to subsection (f) to have admitted the allegations of fact alleged in the Counter-Complaint, and have accepted the Respondent’s entitlement to the relief and remedy set out in the Counter-Complaint. Within 10 days after the delivery of an Answer to the Counter-Complaint, the Respondent may deliver to the Applicant and the Arbitrator a Reply to such Answer setting forth, with particularity, its response to such Answer. Any Dispute submitted to arbitration in accordance with this subsection 3(e) shall be governed by, and dealt with as if it were the subject of a Complaint, that shall be determined by the same Arbitrator as part of the same arbitration proceeding as the Complaint.

(f)	The time limits set for the delivery of the documents referred to in subsections 3(a) to (e) inclusive may be extended by agreement of the Parties to the Agreement or by the Arbitrator for such period, on such terms, and for such reasons as the Arbitrator in his or her discretion may determine upon application made to the Arbitrator in writing by either the Applicant or the Respondent on Notice to the other, with such application being made either before the expiry of the applicable time limit or within 2 days thereafter, and the Arbitrator may relieve the applying Party of the consequences of its failure to comply with the applicable time limit, provided, however, that the other Party shall be given an opportunity to make submissions on the application.

(g)	Within 20 days following the completion of the steps set out in subsections 3(a) to (e) of this Schedule, a Party may, upon Notice to the other Party and to the Arbitrator, request the Arbitrator to give directions and make any order which is, in the discretion of the Arbitrator, reasonable regarding any procedural matters which properly should be resolved before the arbitration proceeds further, including: the amendment of any Claim, Counter-Complaint, Answer or Reply; the provision of particulars; the production of documents and the need for examinations for discoveries in connection with the arbitration, either by way of oral examination or written interrogatories and a determination as to the manner in which evidence shall be presented to the Arbitrator (by way of agreed statement of facts, affidavit evidence and transcripts of cross-examinations on such affidavit evidence or viva voce, or some combination thereof). In making any order or giving any direction in respect of any procedural matter, the Arbitrator may impose such terms as are reasonable in order to ensure the completion of the arbitration in a timely manner. The notice requesting any direction or order pursuant to this subsection shall state the direction or order sought and set out the reasons for seeking such direction or order. Nothing in this subsection shall be taken to limit the jurisdiction of the Arbitrator to deal with procedural matters in accordance with the Arbitration Act.

(h)	In the case where no Party has requested directions in accordance with paragraph 3(g), the Arbitrator shall give directions regarding the further procedural steps in the arbitration, including any production of documents, any examinations for discovery, and the nature of any hearing (“Hearing”). In making any order or giving any direction in respect of any procedural matter the Arbitrator may impose such terms as are reasonable in order to ensure the completion of the arbitration in a timely manner. The Parties shall have an opportunity to make oral submissions to the Arbitrator in respect of such procedural steps.

(i)	Unless the time for making an award is extended by agreement of the Parties or by court order, the Arbitrator shall be requested to make an award as soon as possible and within 60 days after completion of any Hearing or other final procedural step in which evidence or argument are provided to the Arbitrator or as soon thereafter as is practicable. The award shall be in writing and shall state the reasons on which it is based. Executed copies of all awards shall be delivered by the Arbitrator to each Party as soon as is reasonably possible.

4.	Agreement to be Bound - Notwithstanding the provisions of Section 2 of this Schedule, no individual shall be appointed as Arbitrator unless he or she agrees in writing to be bound by the provisions of this Schedule, including, without limitation the provisions of Section 11.

5.	Arbitrator Discretion - Subject to the Arbitration Act, the Agreement and this Schedule, the Arbitrator may conduct the arbitration in such manner as the Arbitrator considers appropriate.

6.	Interim Relief - At the request of any Party, the Arbitrator may take such interim measures as the Arbitrator considers necessary in respect of the Dispute, including measures for the preservation of assets, the conservation of goods or the sale of perishable goods. The Arbitrator may require security for the costs of such measures.

7.	Remedies - The Arbitrator may make final, interim, interlocutory and partial awards. An award may grant any remedy or relief which the Arbitrator considers just and equitable and consistent with the intention of the Parties under the Agreement. The Arbitrator shall state in the award whether or not the Arbitrator views the award as final or interim, for purposes of any judicial proceedings in connection with such award.

8.	Appeals - A Party may appeal an award to the court on a question of law or mixed fact and law with leave, which the court shall grant only if it is satisfied that

(a)	the importance to the Parties of the matters at stake in the arbitration justifies an appeal; and

(b)	determination of the question of law or mixed fact and law at issue will significantly affect the rights of the Parties.

9.

Costs of Arbitration - The fees and expenses of the Arbitrator and costs of the arbitration facilities shall be billed to and paid in equal proportions by the Parties to the Arbitration periodically as the Arbitration proceeds. The Arbitrator shall have the power to award costs, including the fees and expenses of the Arbitrator and costs of the arbitration facilities, in whole or in part where it is fair and reasonable, upon hearing submissions by any Party to the Arbitration requesting same, and any responding submissions from the other Party to the Arbitration. Unless otherwise specifically ordered by the Arbitrator, any costs awarded shall be on a partial indemnity scale and not on a substantial indemnity scale, as those terms or equivalent amended terms are used in the Ontario Superior Court of Justice.

10.	Notices - All Notices and all other documents required or permitted by this Schedule to be given by any Party to the arbitration to any other of them shall be given in accordance with the Notice provisions of the Agreement. All Notices and all other documents required or permitted by this Schedule to be given by any Party to the arbitration to the Arbitrator shall be given in accordance with the Arbitrator’s instructions.

11.	Confidentiality - The Parties and the Arbitrator shall keep confidential and not disclose to any Person the existence of the Arbitration and any element of the Arbitration (including submissions and any evidence or documents presented or exchanged and any awards thereunder), except to the Arbitrator, the Parties’ directors, trustees, unitholders, shareholders, creditors, auditors and insurers, legal counsel to the Parties and any other Person necessary to the conduct of the Arbitration and except to the extent required by law, the rules of a stock exchange or securities regulatory authority having jurisdiction over a Party or required for any appeal or to enforce any award or decision made pursuant thereto.

12.	Experts - The Arbitrator shall not, without the written consent of all the parties to the arbitration, appoint any expert or other consultant or retain any counsel to advise him or her.

13.	Place and Language - Unless otherwise agreed by the Parties to the Arbitration, the place of the arbitration shall be Toronto, Ontario and any hearing in the course of the arbitration shall take place in Toronto, Ontario in the English language. The Arbitrator may hold hearings at a location other than the place of the arbitration if the parties to the arbitration agree.